Trigger Return Enhanced Securities Linked to the Lesser Performing of the S&P 500® Index and the EURO STOXX 50® Index

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Maturity / Tenor:	Approximately 3 years
Underlyings:	The lesser performing of the S&P 500® Index and the EURO STOXX 50® Index (the “Underlyings”)
Payment at Maturity:

If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying x Upside Leverage Factor)

If the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount.

If the Final Level of the Laggard Underlying is less than its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Upside Leverage Factor:	At least 200.00% (to be determined on the Trade Date)
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date
Final Level:	For each Underlying, the closing level of such Underlying on the Final Valuation Date
Trigger Level:	For each Underlying, 50.00% of the Initial Level of such Underlying
CUSIP/ISIN:	25155MLB5 / US25155MLB53
Discounts and Commissions:	The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $28.00 per $1,000 Face Amount of securities. Deutsche Bank Securities Inc. (“DBSI”) may pay a referral fee of $3.00 per $1,000 Face Amount of securities. For more information, please see Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement 3083B.
Agent:	Deutsche Bank Securities Inc.

The Issuer’s estimated value of the securities on the Trade Date is approximately $934.00 to $954.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS–3 of the accompanying preliminary pricing supplement No. 3083B for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined in the accompanying preliminary pricing supplement No. 3083B) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” in the accompanying preliminary pricing supplement No. 3083B for more information.

This fact sheet does not contain all of the material information an investor should consider before investing in the securities. This fact sheet is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement No. 3083B and the other documents referred to therein, which can be accessed on the Securities and Exchange Commission’s website at https://www.sec.gov/Archives/edgar/data/1159508/000095010318005717/dp90548_424b2-ts3083b.htm

General
The notes are designed for investors who seek a return at maturity of at least 200.00% (to be determined on the Trade Date) of any increase in the price or level, as applicable, of the lesser performing of the S&P 500® Index and the EURO STOXX 50® Index (each, an “Underlying” and collectively, the “Underlyings”). If the Final Level of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is less than its Initial Level but greater than or equal to its Trigger Level, investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount. However, if the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. Any payment on the securities is subject to the credit of the Issuer.

Note Characteristics

■  Opportunity to receive enhanced returns if the Final Level of the Laggard Underlying is greater than its Initial Level

■  Receive the Face Amount if the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level

■  Full downside exposure if the Final Level of the Laggard Underlying is less than its Trigger Level

Risk Considerations

■  You will lose a significant portion or all of your investment in the securities if the Final Level of the Laggard Underlying is less than its Trigger Level

■  The risk that you will lose a significant portion or all of your investment in the securities is greater than in similar securities that are linked to the performance of just one of the Underlyings

■  Unlike ordinary debt securities, the securities do not pay any coupons or dividends and do not guarantee any return on your initial investment at maturity.

■  Any payment on the securities is subject to the credit of the Issuer.

■  The Issuer (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Accordingly, you should be able and willing to hold your securities to maturity.

■  Additional risk factors can be found below.

Important Dates

Trade Date: ….……………………………….May 29*, 2018

Settlement Date: .……………………………May 31*, 2018

Final Valuation Date: .………………………...June 1*, 2021

Maturity Date: ……….………………….……..June 4*, 2021

* Please see the accompanying preliminary pricing supplement No. 3083B for additional information.

Fact Sheet for Preliminary Pricing Supplement No. 3083B
Filed Pursuant to Rule 433

Registration Statement No. 333-206013

Dated May 2, 2018

NOT FDIC / NCUA INSURED OR GUARANTEED

MAY LOSE VALUE

NO BANK GUARANTEE * NOT A DEPOSIT

NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY

Calculating the Payment at Maturity

For every $1,000 Face Amount of securities, investors will receive at maturity an amount based on the Underlying Return, determined as follows. Any payment on the securities is subject to the credit of the Issuer.

Hypothetical Examples

The hypothetical returns set forth below reflect $1,000 of Face Amount of securities, a Trigger Level of 50.00% of the Initial Level and assume an Upside Leverage Factor of 200.00%. The actual Upside Leverage Factor, Initial Level and Trigger Level will be determined on the Trade Date.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Securities (%)
100.00%	$3,000.00	200.00%
75.00%	$2,500.00	150.00%
50.00%	$2,000.00	100.00%
40.00%	$1,800.00	80.00%
30.00%	$1,600.00	60.00%
20.00%	$1,400.00	40.00%
10.00%	$1,200.00	20.00%
5.00%	$1,100.00	10.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1.000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-51.00%	$490.00	-51.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

Selected Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the stocks composing the Underlying. The below summary of selected risk factors does not describe all of the risks associated with an investment in the securities. You should read the “Selected Risk Considerations” section of the accompanying preliminary product supplement No. 3083B at the link referenced above, as well as the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus, for a more complete description of risks relating to the securities.

•	Your investment in the securities may result in a loss.

•	The securities do not pay any coupons.

•	Your Payment at Maturity will be determined by the Final Level of the Laggard Underlying.

•	The securities are subject to the credit of Deutsche Bank AG.

•	The securities may be written down, be converted into ordinary shares or other instruments of ownership or become subject to other resolution measures. You may lose some or all of your investment if any such measure becomes applicable to us.

•	The Issuer’s estimated value of the securities on the Trade Date will be less than the Issue Price of the securities.

•	Investing in the securities is not the same as investing in the stocks composing the Underlyings.

•	If the levels of the Underlyings change, the value of your securities may not change in the same manner.

•	No dividend payments or voting rights.

•	Your investment is exposed to a decline in the level of each Underlying.

•	Because the securities are linked to the lesser performing of the two Underlyings, you are exposed to a greater risk of losing some or all of your investment than if the securities were linked to just one Underlying.

•	The Underlyings reflect the price return of their respective component stocks, not their total return including all dividends and other distributions.

•	The sponsor of an Underlying may adjust the relevant Underlying in ways that affect the level of such Underlying and has no obligation to consider your interests.

•	There are risks associated with investments linked to the values of equity securities issued by non-U.S. companies.

•	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the euro relative to the U.S. dollar.

•	We are one of the companies that make up the EURO STOXX 50® Index.

•	Past performance of the Underlyings is no guide to future performance.

•	Assuming no changes in market conditions and other relevant factors, the price you may receive for your securities in secondary market transactions would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.

•	The securities will not be listed and there will likely be limited liquidity.

•	Many economic and market factors will affect the value of the securities.

•	Trading and other transactions by us or our affiliates in the equity and equity derivative markets may impair the value of the securities.

•	We or our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities. Any such research, opinions or recommendations could adversely affect the levels of the Underlyings and the value of the securities.

•	Potential conflicts of interest exist because we and our affiliates play a variety of roles in connection with the issuance of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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